Exhibit 5.2

May 5, 2011

Florida East Coast Railway Corp.

7411 Fullerton Street, Suite 100

Jacksonville, Florida 32256

Re:	Florida East Coast Railway Corp. and Guarantors Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Florida East Coast Railway Corp., a Delaware corporation (the “Issuer”), and have acted as Florida counsel to its subsidiaries, (i) FEC Highway Services, L.L.C., (ii) Florida East Coast Deliveries, LLC and (iii) Florida East Coast Railway, L.L.C., each a Florida limited liability company (collectively, the “Guarantors”), in connection with the public offering by the Issuer of $475,000,000 aggregate principal amount of the Issuers’ 8 1/8% Senior Secured Notes due 2017 (the “Exchange Notes”). The Indenture, dated as of January 25, 2011 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee and notes collateral agent, provides for the guarantee of the Exchange Notes by the Guarantors to the extent set forth in the Indenture (guarantees by the Guarantors are referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the 8 1/8% Senior Secured Notes due 2017 of the Issuer (the “Original Notes”) issued and outstanding under the Indenture, as contemplated by the Registration Rights Agreement, dated as of January 25, 2011 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser of the Original Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of:

(i)	the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

7411 Fullerton Street, Suite 300, Jacksonville, FL 32256

Telephone – 904-538-6100    -    Facsimile – 904-538-6453

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	copies of the current articles of organization and operating agreements of each of the Guarantors;

(v)	a copy of the action by written consent of the Board of Directors of the Issuer, the sole member of FEC Highway Services L.L.C., adopted January 19, 2011, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters;

(vi)	a copy of the action by unanimous written consent of the Board of Managers of Florida East Coast Railway L.L.C., the sole member of Florida East Coast Deliveries LLC, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters; and

(vii)	the form of the Exchange Notes, included as an exhibit to the Indenture.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Issuer and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer, the Guarantors and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Issuer, the Guarantors and others and of public officials.

I am admitted to the bar in the State of Florida and I express no opinion as to any laws other than the laws of the State of Florida and federal laws of the United States of America. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

7411 Fullerton Street, Suite 300, Jacksonville, FL 32256

Telephone – 904-538-6100    -    Facsimile – 904-538-6453

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that each of the Guarantors has the necessary limited liability company power and authority to execute and deliver each of their respective Guarantees, and each of the Guarantees has been duly authorized by each of the respective Guarantors.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an expert within the meaning of Section 11 of the Act or that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kenneth G. Charron
Vice President, General Counsel and Secretary

7411 Fullerton Street, Suite 300, Jacksonville, FL 32256

Telephone – 904-538-6100    -    Facsimile – 904-538-6453